FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-27046

                                 TRAFFIX, INC.
                                 -------------
             (Exact name of registrant as specified in its charter)

            1 Blue Hill Plaza, 5th Floor Pearl River, New York 10965
            --------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         common stock, $0.001 par value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                     NONE.
                                     -----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) |X|              Rule 12h-3(b)(1)(i) |X|
           Rule 12g-4(a)(l)(ii)|_|              Rule 12h-3(b)(1)(ii)|_|
           Rule 12g-4(a)(2)(i) |_|              Rule 12h-3(b)(2)(i) |_|
           Rule 12g-4(a)(2)(ii)|_|              Rule 12h-3(b)(2)(ii)|_|

                                 Rule 15d-6 |_|

    Approximate number of holders of record as of the certification or notice date: one

Pursuant to the requirements of the Securities Exchange Act of 1934 Apple Suites, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 5, 2008             By:  /s/ Daniel Harvey
      ------------------           ------------------------------------
                                    Traffix, Inc., Daniel Harvey,
                                    Chief Financial Officer